BIMINI CAPITAL MANAGEMENT ANNOUNCES THIRD QUARTER 2021 RESULTS

VERO BEACH, Fla., (November 8, 2021) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended September 30, 2021.

Third Quarter 2021 Highlights

•         Net income of $0.5 million, or $0.04 per common share

•         Book value per share of $3.13

•         Company to discuss results on Tuesday, November 9, 2021, at 10:00 AM ET

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The effects of COVID-19 continued to dominate economic activity during the third quarter of 2021, particularly the Delta variant that first emerged in earnest during July.  Daily new infections from the Delta variant rose rapidly during the summer and appeared to peak in early September. The net effect of a spreading virus and a reluctance on the part of many to get vaccinated has been subdued job growth during the third quarter of 2021.  However, we may be at a crossroads as the effects of the Delta variant appears to be waning and the number of people with either a vaccination and/or prior infections of the virus grow.  Pandemic related relief measures such as supplemental unemployment insurance payments and foreclosure moratoriums have lapsed.  Hopefully the combination of these factors will lead to surging job growth and act to quickly lessen the severe supply shortage of goods and labor.  This in turn should slow the stubbornly high inflation the economy has suffered.  If these events come to pass, the economy appears to be positioned to perform very well.  The Fed views this outcome as likely and will commence a tapering of their asset purchases in November as they slowly remove the considerable accommodation they have provided the market since the onset of the pandemic. Conversely, if these events do not unfold and the supply shortages of goods and labor remain, the economy will likely continue to suffer from elevated levels of inflation.  Under this scenario the path of economic growth is less certain, and the path of monetary policy could prove to be quite challenging for the Fed.

“Interest rates across the U.S. Treasury curve and U.S. dollar swap curve were little changed during the third quarter of 2021.  The only notable development within the rates complex was the slight flattening of both curves between the five- and 30-year points as the market anticipated the eventual tapering of asset purchases beginning in the fourth quarter of 2021 and increases to the Fed funds rate in either the second half of 2022 or early 2023.  Both Orchid Island Capital, Inc. (“Orchid”) and Royal Palm were positioned defensively as we entered the third quarter, but the rates market did not meaningfully impact results for either portfolio.  Orchid recorded net income of $26.0 million or $0.20 per share for the quarter that included ($0.02) of realized and unrealized mark to market gains and losses. However, Orchid had another strong quarter growing its shareholders’ equity after raising net proceeds of approximately $207.5 million through its “at the market” program during the third quarter of 2021. For the third quarter the net effect of the new shares issued, net income and dividends paid resulted in Orchid’s shareholders’ equity increasing $176.8 million, or 32% for during the third quarter.  Through the end of the third quarter of 2021 Orchid has increased its shareholders’ equity by approximately $315.3 million, or 76%.  As a result, Bimini Advisor’s advisory services revenue increased 17% over the second quarter and, as the increased capital base at Orchid was not in place for the entire quarter, the run rate entering the fourth quarter is higher still.  Dividend income on our shares of Orchid common stock was flat with the second quarter of 2021 and increased slightly by 3% over the third quarter of 2020.

“The Agency RMBS portfolio at Royal Palm Capital decreased by 7% during the third quarter of 2021, the net effect of structured security asset purchases of $2.1 million offset by $6.5 million of net sales of pass-throughs.  We also recorded paydowns on the pass-through portfolio of $4.2 million, return of investment of $0.2 million on the structured portfolio and $0.3 of mark to market losses on the combined portfolio.  Prepayment activity finally moderated somewhat during the quarter, as the pass-through portfolio prepaid at 15.5 CPR versus 21.0 CPR during the second quarter.  Inclusive of our structured securities the combined portfolio prepaid at 18.3 CPR for the third quarter versus 21.9 CPR during the second.  The securities owned by Royal Palm are predominantly higher coupon and more seasoned, and while rates on the loans underlying theses securities are still in the money and the economic incentive to refinance is still present, we are finally seeing slower speeds, or burnout. We did see some widening in spreads of these securities as specified pool pay-ups softened late in the quarter.  As a result, for the third quarter of 2021, we recorded the mark to market loss mentioned above of $0.4 million on our RMBS pass-through holdings. In spite of a $0.06 increase in book value that occurred at Orchid during the third quarter, the price of our Orchid shares declined by $0.30, or $0.8 million. Finally, operating expenses declined modestly again, this time by 4% for the third quarter versus the second quarter of 2021, following the 2% decline during the second quarter.  Operating expenses increased 2% versus the third quarter of 2020.”

Details of Third Quarter 2021 Results of Operations

The Company reported net income of $0.5 million for the three-month period ended September 30, 2021.   As Orchid Island Capital, Inc. (“Orchid”) was able to grow its capital base during the first nine months of 2021, advisory service revenues increased 56% compared to the third quarter of 2020.  We recorded interest and dividend income of $1.0 million and interest expense on long-term debt of $0.3 million. We recorded a $0.8 million mark to market loss on our shares of Orchid common stock and a mark to market loss of $0.3 million on our MBS portfolio. The results for the quarter also included operating expenses of $1.7 million and an income tax provision of $0.2 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended September 30, 2021, Bimini’s statement of operations included a fair value adjustment of $(0.8) million and dividends of $0.5 million from its investment in Orchid’s common stock.  Also during the three months ended September 30, 2021, Bimini recorded $2.5 million in advisory services revenue for managing Orchid’s portfolio consisting of $2.1 million of management fees and $0.4 million in overhead reimbursement.

Book Value Per Share

The Company's Book Value Per Share at September 30, 2021 was $3.13.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At September 30, 2021, the Company's stockholders’ equity was $33.8 million, with 10,794,481 Class A Common shares outstanding.

In July 2021, the Company completed a “modified Dutch auction” tender offer and paid an aggregate of $1.6 million, excluding fees and related expenses, to repurchase 812,879 shares of Bimini Capital’s Class A common stock at a price of $1.85 per share.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - June 30, 2021	$67,910,395	$1,062,843	$20,392	$1,083,235	$68,993,630
Securities purchased	10,969,865	2,080,176	-	2,080,176	13,050,041
Securities sold	(13,063,248)	-	-	-	(13,063,248)
Gains on sales	69,498	-	-	-	69,498
Return of investment	n/a	(181,134)	(1,196)	(182,330)	(182,330)
Pay-downs	(4,153,655)	n/a	n/a	n/a	(4,153,655)
Premium lost due to pay-downs	(395,328)	n/a	n/a	n/a	(395,328)
Mark to market gains (losses)	34,706	37,290	(327)	36,963	71,669
Market Value - September 30, 2021	$61,372,233	$2,999,175	$18,869	$3,018,044	$64,390,277

The tables below present the allocation of capital between the respective portfolios at September 30, 2021 and June 30, 2021, and the return on invested capital for each sub-portfolio for the three-month period ended September 30, 2021. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 2.2% and 3.8%, respectively, for the third quarter of 2021.  The combined portfolio generated a return on invested capital of approximately 2.4%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2021
Market value	$61,372,233	$2,999,175	$18,869	$3,018,044	$64,390,277
Cash equivalents and restricted cash(1)	9,544,843	-	-	-	9,544,843
Repurchase agreement obligations	(63,159,999)	-	-	-	(63,159,999)
Total(2)	$7,757,077	$2,999,175	$18,869	$3,018,044	$10,775,121
% of Total	72.0%	27.8%	0.2%	28.0%	100.0%
June 30, 2021
Market value	$67,910,395	$1,062,843	$20,392	$1,083,235	$68,993,630
Cash equivalents and restricted cash(1)	13,167,488	-	-	-	13,167,488
Repurchase agreement obligations	(71,345,999)	-	-	-	(71,345,999)
Total(2)	$9,731,884	$1,062,843	$20,392	$1,083,235	$10,815,119
% of Total	90.0%	9.8%	0.2%	10.0%	100.0%

(1)      Amount excludes restricted cash of $160 and $425 at September 30, 2021 and June 30, 2021, respectively, related to trust preferred debt funding hedges.

(2)      Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended September 30, 2021
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$508,797	$2,504	$2,170	$4,674	$513,471
Realized and unrealized (losses) gains	(291,124)	37,290	(327)	36,963	(254,161)
Total Return	$217,673	$39,794	$1,843	$41,637	$259,310
Beginning capital allocation	$9,731,884	$1,062,843	$20,392	$1,083,235	$10,815,119
Return on invested capital for the quarter(1)	2.2%	3.7%	9.0%	3.8%	2.4%

(1)      Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the third quarter of 2021, the Company received approximately $4.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 18.3% for the third quarter of 2021.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
September 30, 2021	15.5	26.9	18.3
June 30, 2021	21.0	31.3	21.9
March 31, 2021	18.5	16.4	18.3
December 31, 2020	12.8	24.5	14.4
September 30, 2020	13.0	32.0	15.8
June 30, 2020	12.4	25.0	15.3
March 31, 2020	11.6	18.1	13.7

Portfolio

The following tables summarize the MBS portfolio as of September 30, 2021 and December 31, 2020:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2021
Fixed Rate MBS	$61,372	95.3%	3.69%	333	1-Sep-51
Interest-Only MBS	2,999	4.7%	2.87%	305	15-May-51
Inverse Interest-Only MBS	19	0.0%	5.90%	212	15-May-39
Total MBS Portfolio	$64,390	100.0%	3.40%	331	1-Sep-51
December 31, 2020
Fixed Rate MBS	$64,902	99.6%	3.89%	333	1-Aug-50
Interest-Only MBS	251	0.4%	3.56%	299	15-Jul-48
Inverse Interest-Only MBS	25	0.0%	5.84%	221	15-May-39
Total MBS Portfolio	$65,178	100.0%	3.89%	333	1-Aug-50

BMNM Announces Third Quarter 2021 Results

November 8, 2021

($ in thousands)
	September 30, 2021		December 31, 2020
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$41,938	65.1%	$38,946	59.8%
Freddie Mac	22,452	34.9%	26,232	40.2%
Total Portfolio	$64,390	100.0%	$65,178	100.0%

	September 30, 2021	December 31, 2020
Weighted Average Pass Through Purchase Price	$109.33	$109.51
Weighted Average Structured Purchase Price	$4.81	$4.28
Weighted Average Pass Through Current Price	$110.38	$112.67
Weighted Average Structured Current Price	$9.45	$3.20
Effective Duration (1)	2.542	3.309

(1)      Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 2.542 indicates that an interest rate increase of 1.0% would be expected to cause a 2.542% decrease in the value of the MBS in the Company’s investment portfolio at September 30, 2021.  An effective duration of 3.309 indicates that an interest rate increase of 1.0% would be expected to cause a 3.309% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2020. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of September 30, 2021, the Company had outstanding repurchase obligations of approximately $63.2 million with a net weighted average borrowing rate of 0.13%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $64.6 million and cash of approximately $1.7 million. At September 30, 2021, the Company’s liquidity was approximately $7.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at September 30, 2021.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$37,046	58.6%	0.12%	$1,825	21
ED&F Man Capital Markets, Inc.	9,283	14.7%	0.12%	462	15
South Street Securities, LLC	5,870	9.3%	0.12%	174	46
Citigroup Global Markets, Inc.	5,426	8.6%	0.13%	216	53
JVB Financial Group, LLC	2,903	4.6%	0.12%	191	19
Mitsubishi UFJ Securities (USA), Inc.	2,632	4.2%	0.45%	268	22
	$63,160	100.0%	0.13%	$3,136	25

(1)      Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of September 30, 2021, and December 31, 2020, and the unaudited consolidated statements of operations for the nine and three months ended September 30, 2021 and 2020.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	September 30, 2021	December 31, 2020
ASSETS
Mortgage-backed securities	$64,390,277	$65,178,231
Cash equivalents and restricted cash	9,545,003	10,911,357
Orchid Island Capital, Inc. common stock, at fair value	12,691,296	13,547,764
Accrued interest receivable	247,716	202,192
Deferred tax assets, net	34,332,078	34,668,467
Other assets	4,527,373	4,192,558
Total Assets	$125,733,743	$128,700,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$63,159,999	$65,071,113
Long-term debt	27,444,508	27,612,781
Other liabilities	1,376,652	1,528,826
Total Liabilities	91,981,159	94,212,720
Stockholders' equity	33,752,584	34,487,849
Total Liabilities and Stockholders' Equity	$125,733,743	$128,700,569
Class A Common Shares outstanding	10,794,481	11,608,555
Book value per share	$3.13	$2.97

 BMNM Announces Third Quarter 2021 Results

November 8, 2021

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2021	2020	2021	2020
Advisory services	$6,757,799	$4,969,143	$2,546,578	$1,629,463
Interest and dividend income	3,244,552	4,414,075	1,043,295	1,097,276
Interest expense	(842,503)	(1,923,671)	(272,194)	(304,296)
Net revenues	9,159,848	7,459,547	3,317,679	2,422,443
Other (expense) income	(2,854,649)	(10,703,928)	(1,032,766)	1,119,443
Expenses	5,133,566	5,006,795	1,652,562	1,615,748
Net Income (loss) before income tax provision	1,171,633	(8,251,176)	632,351	1,926,138
Income tax provision	336,389	9,295,859	167,751	608,351
Net income (loss)	$835,244	$(17,547,035)	$464,600	$1,317,787

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.07	$(1.51)	$0.04	$0.11
CLASS B COMMON STOCK	$0.07	$(1.51)	$0.04	$0.11

	Three Months Ended September 30,
Key Balance Sheet Metrics	2021	2020
Average MBS(1)	$66,691,953	$62,981,022
Average repurchase agreements(1)	67,252,999	61,151,086
Average stockholders' equity(1)	34,305,539	21,771,062

Key Performance Metrics
Average yield on MBS(2)	3.22%	3.84%
Average cost of funds(2)	0.14%	0.28%
Average economic cost of funds(3)	4.36%	7.24%
Average interest rate spread(4)	3.08%	3.56%
Average economic interest rate spread(5)	(1.14)%	(3.40)%

(1)      Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.

(2)      Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)      Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.

(4)      Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.

(5)      Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Tuesday, November 9, 2021, at 10:00 AM ET. Participants can receive dial-in information via email by following the link:

https://www.incommglobalevents.com/registration/q4inc/9122/bimini-capital-third-quarter-earnings-conference-call/

A live audio webcast of the conference call can be accessed via the investor relations section of the Company's website at https://ir.biminicapital.com  or at https://events.q4inc.com/attendee/926983324, and an audio archive of the webcast will be available for approximately one year.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com